UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 27, 2018

PAVMED INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37685	47-1214177
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Grand Central Place, Suite 4600, New York, New York	10165
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 949-4319

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01 Other Events

On March 5, 2018, the Company received a notice from the Listing Qualifications Department of the Nasdaq Stock Market (‘Nasdaq”) advising that for the prior 30 consecutive business days the market value of the Company’s listed securities had been below the minimum threshold of $35 million for inclusion on the Nasdaq Capital Market. The Company was afforded a period of 180 days (until September 4, 2018) to come into compliance. At the time of the notice, the Company’s stockholders’ equity was also below $2.5 million. If the stockholders’ equity would have been at least $2.5 million, even in the absence of meeting the $35 million threshold, the Company would have been in compliance with a continued listing standard for the Nasdaq Capital Market under Nasdaq’s Rule 5550(b).

On June 12, 2018, the Company announced that it had completed an equity subscription rights offering (“rights offering”) to its stockholders, each right representing one share of common stock and one Series Z warrant, from which it realized net proceeds of $9.44 million.

For the fiscal quarter ended March 31, 2018, the Company reported stockholders’ equity of $247,836. Through the rights offering, the Company believes it is now in compliance with a continued listing standard under Rule 5550(b) having stockholders’ equity of not less than $2.5 million

The Company advises that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance with this requirement, it may be subject to delisting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 27, 2018	PAVMED INC.

	By:	/s/ Lishan Aklog
Lishan Aklog, M.D.
Chief Executive Officer